EXHIBIT 5.1
                                                                -----------


                     WITHERSPOON, KELLEY, DAVENPORT & TOOLE
                             1100 U.S. BANK BUILDING
                                422 W. RIVERSIDE
                                SPOKANE, WA 99201



                                  July 30, 1998



     Source Capital Corporation
     P.O. Box 141146
     Spokane, WA 99214-1146

     Re:  Registration Statement on Form S-3
     ---------------------------------------

     Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-3 of Source Capital Corporation (the "Company") filed with the Securities and Exchange Commission (the "Registration Statement") on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an offering by the Company pursuant to Rule 415 of shares of the Company's Common Stock (the "Shares").

     It is our opinion that upon issuance of the Shares by the Company in accordance with the pertinent enabling resolutions of the Board of Directors of the Company, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and any amendment thereto.

     Very truly yours,

     WITHERSPOON, KELLEY, DAVENPORT & TOOLE

     By   /s/ ROBERT L. MAGNUSON
          ----------------------
          Robert L. Magnuson
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